Exhibit 4.5

PROMISSORY NOTE

U.S. $57,000,000.00	July 28, 2017

For value received, LAMINGTON ROAD DESIGNATED ACTIVITY COMPANY (f/k/a Lamington Road Limited), an Irish section 110 company (the “Maker”), unconditionally promises to pay to the order of MARKLEY ASSET PORTFOLIO, LLC., a Delaware limited liability company (the “Payee”), the principal sum of FIFTY-SEVEN MILLION AND 00/100 Dollars ($57,000,000.00), together with interest on so much thereof as is outstanding and unpaid from time to time at the Interest Rate (as hereinafter defined), until maturity, both principal and interest being payable in lawful money of the United States and immediately available funds, at 5355 Town Center Road, Suite 701,  Boca Raton, Florida 33486, or at such other place as the holder hereof (Payee and any other subsequent holder of this Note may be hereinafter referred to as the “Holder”) may designate in writing, said principal and interest to be due and payable as provided herein.

The Interest Rate on this Note shall be equal to five percent (5.00%) per annum.

Interest on this Note shall be computed on the basis of a 360 day year for the actual number of days elapsed in an interest period (actual/360 computation). Interest shall accrue monthly on this Note and be paid at the end of each calendar year; provided, that any interest accrued at the end of a calendar year which is not paid within seven business days thereafter shall be capitalized and increase the principal balance due hereunder. THE ENTIRE REMAINING PRINCIPAL BALANCE OF THIS NOTE SHALL BE DUE ON JULY 28, 2027.

Absent the written consent of the Administrative Agent, the Holder will not commence any action or proceeding against the Maker to recover all or any part of the indebtedness evidenced by this Note (an “Enforcement Action”) unless and until the Partial Repayment Date has occurred (the period of time from the date hereof until the occurrence of the Partial Repayment Date being referred to herein as the “Standstill Period.”). At the end of the Standstill Period, the Holder shall be entitled to exercise all rights and remedies hereunder without further delay; provided, that until repayment in full in cash of all obligations of the Maker and White Eagle Asset Portfolio, LP (“White Eagle”) under the Loan Agreement (including, without limitation, the Aggregate Participation Interest) and the other Transaction Documents and the termination thereof, the Holder shall not commence any actions or proceedings against the Maker if such actions or proceedings could have an adverse effect on any of the Pledged Policies, any other Collateral, any of the Pledged Interests, or any of the rights or interests of the Administrative Agent or any of the Lenders under the Loan Agreement or under any other Transaction Document. For purposes hereof, the “Loan Agreement” means the Second Amended and Restated Loan and Security Agreement, dated as of January 31, 2017 (as it may be amended, supplemented or modified from time to time in accordance with its terms), by and among the White Eagle, CLMG Corp., as the administrative agent for the Lenders (in such capacity, the “Administrative Agent”), Lamington Road Bermuda, Ltd., Imperial Finance & Trading, LLC and the financial institutions party thereto from time to time (each, a

“Lender” and collectively, the “Lenders”). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Loan Agreement.

Anything in this Note to the contrary notwithstanding, if from any circumstances whatsoever fulfillment of any provision hereof at the time performance of said provision shall be due shall involve transcending the limit of validity prescribed by the usury laws applicable to this note, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity so that in no event shall exaction be possible under any of the aforesaid documents in excess of the limit of such validity, but such obligation shall be fulfilled to the limit of such validity, and if under any circumstances whatsoever interest in excess of the limit of such validity will have been paid in connection with the loan evidenced by this Note, such excess shall be applied by Holder, the manner of handling such excess to be at Holder’s election, and in case any such excess interest has accrued, Holder shall eliminate such excess interest so that under no circumstances shall interest on the loan evidenced by this Note exceed the maximum rate allowed by applicable law as preempted and prescribed from time to time by the laws of the United States of America, any State thereof or any rule or regulation of any department or agency thereof.

Each of the following events shall constitute an “Event of Default” under this Note: (i) failure of Maker to pay any principal, interest or other amount due hereunder (otherwise than in accordance with the terms of this Note) when due; (ii) any written representation or warranty made at any time by Maker to Holder in this Note or in any other document, instrument, contract or agreement now or hereafter entered into by Maker and Holder or executed by Maker in favor of Holder shall prove to have been incorrect or misleading in any material respect when made; (iii) a default, event of default or event which with the giving of notice or the passage of time or both would constitute a default or event of default, shall have occurred under any other document, instrument, contract or agreement now or hereafter entered into by Maker and Holder or executed by Maker in favor of the Holder or any affiliate of Holder; (iv) a default, event of default. or event which with the giving of notice or the passage of time or both would constitute a default or event of default, shall have occurred under any document, instrument, contract or agreement now or hereafter entered into that evidences or secures indebtedness of Maker or its successors or assigns; (v) a final judgment or order for the payment of money, or any final order granting equitable relief, shall be entered against Maker and such judgment or order, in the Holder’s reasonable opinion, has or will have a materially adverse effect on the financial condition of Maker; (vi) Maker shall (a) commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or similar law or law for the relief of debtors (as now or hereafter in effect); (b) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts; (c) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy, insolvency, reorganization or other similar laws; (d) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (e) be unable to, or admit in writing its inability to, pay its debts as they become due; (f) make a general assignment for the benefit of creditors; or (g) make a conveyance fraudulent as to creditors under any state, federal or other applicable law; or (vii) a case or other proceeding shall be commenced against Maker in any court of competent jurisdiction seeking (a) relief under the Bankruptcy Code of 1978, as amended or other federal bankruptcy law (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts or (b) the appointment of a trustee, receiver, custodian, liquidator or the like for Maker or all or any substantial part of the assets, domestic or foreign, of Maker.

Upon the occurrence of an Event of Default (other than an Event of Default described in clause (vi) or (vii) of the definition thereof), any and all of the obligations hereunder, at the option of Holder, and without demand or notice of any kind, may be immediately declared and thereupon shall immediately become in default and due and payable, and Holder may exercise any and all rights and remedies available to it at law, in equity or otherwise; provided, however, notwithstanding the foregoing provision or anything contained in any documents securing the obligations hereunder, Maker shall have a period of five (5) days after notice of an Event of Default described in clause (i) — (v) of the definition thereof to cure such Event of Default before the Holder may exercise its remedies. Upon the occurrence of an Event of Default described in clause (vi) or (vii) of the definition thereof, any and all of the obligations hereunder, without demand or notice of any kind, shall immediately become in default and due and payable and the Holder may exercise any and all rights and remedies available to it at law, in equity or otherwise.

Time is of the essence of this Note.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, Maker hereby authorizes the Holder, at any time or from time to time after an Event of Default has occurred, without notice to Maker or to any other person or entity, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all indebtedness at any time held or owing by the Holder, to or for the credit or the account of Maker, against and on account of all obligations of Maker owing hereunder or otherwise to the Holder, irrespective of whether or not the Holder shall have declared any or all of such obligations of Maker to be due and payable, and although such obligations shall be contingent or unmatured.

Maker and all endorsers and guarantors waive demand, notice of demand, presentment, notice of presentment, notice of dishonor, protest, notice of protest and any other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note and all other requirements necessary to hold Maker liable. Maker further ‘waives any venue privilege and diversity of citizenship privilege that Maker now has or may have in the future, and hereby specifically agrees, notwithstanding the provision of any state, federal or other applicable law to the contrary, that the venue for the enforcement, construction or interpretation of this Note shall be the court selected by Holder.

Maker agrees to pay to Holder all costs of collection, including reasonable solicitors and attorneys’ fees, whether incurred with respect to collection, trial, appeal, enforcement of any judgment, bankruptcy or insolvency proceedings or any subsequent proceedings or appeals from any order or judgment entered therein, or otherwise, whether suit be brought or not, if, after maturity of this Note, or the occurrence of an Event of Default hereunder, counsel shall be employed to collect this Note.

This Note and all sums due hereunder shall bear interest from the date when due, whether by lapse of time or on acceleration, at the highest non-usurious rate permitted by applicable law.

Maker reserves the right to prepay this Note, in full or in part, without premium or penalty, but any such partial prepayments shall be applied first against accrued interest until all accrued interest has been paid in full and then to the reduction of the principal balance.

BY ACCEPTANCE HEREOF HOLDER AGREES, AND BY EXECUTION HEREOF MAKER AGREES, THAT THIS NOTE IS SUBJECT TO THE TERMS, CONDITIONS AND PROVISIONS SET FORTH IN THAT CERTAIN STANDSTILL AGREEMENT, DATED AS OF THE DATE HEREOF (THE “STANDSTILL AGREEMENT”), BETWEEN THE PAYEE AND THE ADMINISTRATIVE AGENT, AS IT MAY BE AMENDED, SUPPLEMENTED OR MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH ITS TERMS, THE TERMS, CONDITIONS AND PROVISIONS OF WHICH ARE INCORPORATED HEREIN BY REFERENCE.  ANY ASSIGNEE OF PAYEE (AND ANY SUBSEQUENT ASSIGNEE OF THIS NOTE) SHALL BE REQUIRED TO TAKE THIS NOTE SUBJECT TO THE STANDSTILL AGREEMENT AND ASSUME ALL OF PAYEE’S DUTIES, OBLIGATIONS AND RESPONSIBILITIES TO THE ADMINISTRATIVE AGENT UNDER THE STANDSTILL AGREEMENT.

BY ACCEPTANCE HEREOF HOLDER AGREES, AND BY EXECUTION HEREOF MAKER AGREES, THAT NEITHER HOLDER NOR MAKER, NOR ANY ASSIGNEE, SUCCESSOR, HEIR OR LEGAL REPRESENTATIVE OF EITHER OF THEM (ALL OF WHOM ARE HEREINAFTER REFERRED TO AS THE “PARTIES”) SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS NOTE, OR ANY OTHER INSTRUMENT EVIDENCING, SECURING OR RELATING TO THE INDEBTEDNESS EVIDENCED HEREBY. NONE OF THE PARTIES WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY NEGOTIATED BY HOLDER AND MAKER, ARE A MATERIAL INDUCEMENT FOR HOLDER TO MAKE THE LOAN OR EXTENSION OF CREDIT EVIDENCED HEREBY AND SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER MAKER NOR HOLDER HAS IN ANY WAY AGREED WITH OR PRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

BY ACCEPTANCE HEREOF HOLDER AGREES, AND BY EXECUTION HEREOF MAKER AGREES TO EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF NEW YORK FOR ANY LEGAL ACTION OR PROCEEDING ARISING FROM THE SUBJECT MATTER OF THIS AGREEMENT.

Maker’s rights and obligations under this Note shall not be assignable nor subject to pledge or encumbrance. Any such purported assignment, pledge or encumbrance shall be null and void.  There are no third party beneficiaries of this Note.

Notwithstanding any other provision of this Note, the obligation of the Maker to pay any amounts due and payable under or in connection with this Note at any time shall be limited to the proceeds available at such time to make such payment from the unsecured assets of the Maker. If the net proceeds from a liquidation of the unsecured assets of the Maker (the “Liquidation Funds”) are less than the aggregate amount payable by the Maker to the Holder in respect of its obligations under or in connection with this Note and its obligations to its other creditors (such negative amount being referred to herein as a “shortfall”), the amount payable by the Maker to the Holder in respect of the Maker’s obligations under this Note will be reduced to such amount of the Liquidation Funds which is available to satisfy such payment obligation upon the distribution of the Liquidation Funds among all of the Maker’s unsecured creditors on a pari passu and pro rata basis. In such circumstances the other assets of the Maker will not be available for the payment of such shortfall, and the Holder’s right to receive any further amounts in respect of such obligations shall be extinguished and the Holder may not take any further action to recover such amounts.

Neither the Holder (nor any other person acting on its behalf) shall be entitled at any time to institute against the Maker, or join in any institution against the Maker of, any bankruptcy, reorganisation, arrangement, insolvency, winding-up, examinership, receivership or liquidation proceedings, or other proceedings under any applicable bankruptcy or similar law in connection with any obligations of the Maker owed to the Holder under or in connection with this Note, save for lodging a claim in the liquidation of the Maker which is initiated by another non-affiliated party or taking proceedings to obtain a declaration or judgment as to the obligations of the Maker in relation thereto.

No party shall have any recourse against any shareholder, member, equity holder, officer, agent, employee or director of a party in his capacity as such, by any proceedings under this Note or otherwise, in respect of any obligation, covenant, or agreement of a party (acting in any capacity whatsoever) contained in this Note.

No personal liability shall attach to or be incurred by any shareholder, member, equity holder, officer, agent, employee or director of a party in his capacity as such, under or by reason of any of the obligations, covenants or agreements of such party contained in this Note or implied from this Note, and any and all personal liability of every such shareholder, member, equity holder, officer, agent, employee or director for breaches by such party of any such obligations, covenants or agreements, either at law or by statute or constitution, is hereby expressly waived by the parties as a condition of and consideration for the execution of this Note.

This Note shall be construed in all respects and enforced according to the laws of the State of New York. This Note may be executed in multiple counterparts, each of which shall be considered an original.

WITNESSES:	“MAKER”

LAMINGTON ROAD DESIGNATED ACTIVITY COMPANY
/s/ Charles Mount
Name (printed):	Signed by a duly authorized signatory for and on behalf of LAMINGTON ROAD DESIGNATED ACTIVITY COMPANY

Name (printed):
/s/ Miriam Martinez
Name: Miriam Martinez
Title: CFO